Exhibit 99.1

Civeo Corporation Reports Third Quarter 2016 Results

HOUSTON, October 31, 2016 – Civeo Corporation (NYSE: CVEO) today reported financial and operating results for the third quarter ended September 30, 2016.

Highlights include:

●

Financial results for each division and on a consolidated basis exceeded guidance due to the Company’s continued cost control, higher occupancy in Canada after the Ft. McMurray forest fires, and slightly higher than anticipated occupancy and average daily rates in Australia

●	The Company generated $13.7 million in operating cash flow and $10.7 million in free cash flow and reduced debt by $15 million

"Our operational execution in the third quarter continued to exceed our expectations despite the persistent macroeconomic headwinds impacting our core end markets. Although the recent stabilization in global crude oil spot prices is encouraging, we remain committed to vigilant cost control, positive free cash flow generation and debt reduction,” said Bradley J. Dodson, President and Chief Executive Officer.

“Additionally, spot met coal prices in Australia have surged in recent weeks in response to domestic coal output reductions in China leading to an increase in Chinese imports. Although the higher prices have yet to noticeably impact mining activity in Australia, improving market fundamentals are an encouraging sign heading into 2017. We continue to believe that the Company remains well positioned in the Australian natural resources market over the long-term.”

THIRD QUARTER 2016 RESULTS

In the third quarter of 2016, the Company generated revenues of $104.2 million and reported a net loss of $42.1 million, or $0.39 per share. The loss included a $39.4 million pre-tax loss ($28.8 million after-tax, or $0.27 per diluted share) resulting from the impairment of fixed assets, a write-down of inventory and severance costs associated with the termination of certain executives. Excluding these charges, adjusted net loss was $13.3 million or $0.12 per diluted share. During the third quarter of 2016, Adjusted EBITDA was $25.4 million and the Company generated operating cash flow of $13.7 million and free cash flow of $10.7 million.

(EBITDA is a non-GAAP financial measure that is defined as net income plus interest, taxes, depreciation and amortization, and Adjusted EBITDA is defined as EBITDA adjusted to exclude impairment charges and certain other costs. Free cash flow is a non-GAAP financial measure that is defined as net cash flows provided by operating activities less capital expenditures plus proceeds from asset sales. Please see reconciliation to GAAP measures at the end of this news release.)

By comparison, in the third quarter of 2015, the Company generated revenues of $106.5 million and a net loss of $107.7 million, or $1.01 per share. The loss included $113.7 million in pre-tax charges ($92.6 million after-tax or $0.86 per diluted share) related to goodwill and fixed asset impairments and costs incurred in connection with the Company’s migration to Canada. Excluding these charges, adjusted net loss was $15.1 million, or $0.15 per diluted share. During the third quarter of 2015, Adjusted EBITDA was $25.3 million, operating cash flow was $80.6 million and free cash flow was $61.5 million.

Revenues decreased $2.3 million, or 2% year over year, in the third quarter of 2016 compared to the third quarter of 2015. The decline was attributable to decreases in the U.S. and Australia due to lower occupancy and activity levels. Selling, general and administrative expense decreased $3.0 million, or 18%, in the third quarter of 2016 compared to the third quarter of 2015. This decrease was primarily due to reduced compensation as a result of workforce reductions, the non-recurrence of 2015 transaction costs related to the Canada migration and lower incentive compensation costs.

BUSINESS SEGMENT RESULTS

(Unless otherwise noted, the following discussion compares the quarterly results for the third quarter of 2016 to the third quarter of 2015. The results discussed below exclude the fixed asset impairment expense and migration charges noted above.)

Canada

The Canadian segment generated revenues of $73.5 million, operating loss of $44.7 million, and Adjusted EBITDA of $19.6 million in the third quarter of 2016 compared to revenues of $71.5 million, operating loss of $70.9 million, and Adjusted EBITDA of $19.5 million in the third quarter of 2015. The average exchange rates for the Canadian dollar relative to the U.S. dollar had a negligible impact on the Company’s results in the third quarter of 2016 compared to the third quarter of 2015.

On a constant currency basis, lodge revenues increased nearly 11% year-on-year due to the expansion of lodging capacity and higher occupancy due primarily to the continued room needs for customers’ recovery efforts from the Fort McMurray fires. However, this was partially offset by a decline in the average daily lodging rate from $112 to $100. Mobile, open camp and manufacturing revenues all declined due to overall lower activity levels.

Australia

The Australian segment generated revenues of $27.7 million, operating loss of $1.9 million, and Adjusted EBITDA of $11.0 million in the third quarter of 2016, compared to revenues of $29.2 million, operating loss of $26.0 million, and Adjusted EBITDA of $11.7 million in the third quarter of 2015. A stronger average exchange rate between the Australian dollar relative to the U.S. dollar in the third quarter of 2016 compared to the third quarter of 2015 increased revenues by $1.2 million. On a constant currency basis, Australian segment revenues declined by 9% year-on-year in the third quarter of 2016 due to lower occupancy levels associated with the continued downturn in the Australian mining industry.

United States

The U.S. segment generated revenues of $3.0 million, operating loss of $3.3 million, and negative Adjusted EBITDA of $1.3 million in the third quarter of 2016, compared to revenues of $5.9 million, operating loss of $24.9 million, and negative Adjusted EBITDA of $1.0 million in the third quarter of 2015. Results reflected lower U.S. drilling activity in the Bakken, Rockies and Texas markets.

IMPAIRMENT CHARGES

During the third quarter of 2016, the Company recorded a pre-tax impairment charge of $37.7 million ($27.5 million after-tax, or $0.26 per diluted share). The non-cash impairment charge resulted from a carrying value assessment of mobile camp assets and certain undeveloped land positions in our Canadian segment. Additional details will be available in our Form 10-Q filing for the third quarter of 2016.

INCOME TAXES

The Company recognized an income tax benefit of $11.7 million, which reflected an effective tax rate of 21.8% in the third quarter of 2016. By comparison, during the third quarter of 2015, the Company recognized an income tax benefit of $22.7 million, which resulted in an effective tax rate of 17.5%.

LIQUIDITY AND CAPITAL RESOURCES

As of September 30, 2016, the Company had total available liquidity of approximately $176.6 million, comprising $174.1 million available under its credit facility and $2.5 million of cash on hand. The Company made $15.4 million in debt reduction payments during the third quarter, for a total of $44 million in debt reduction payments during the first nine months of 2016.

Capital expenditures totaled $5.4 million in the third quarter compared to $19.6 million spent in the same period last year. Year-to-date, capital expenditures totaled $15.2 million, compared with $43.7 million for the first nine months of 2015. Civeo currently expects capital expenditures of approximately $20 million to $25 million for the full year 2016.

FOURTH QUARTER AND FULL YEAR 2016 GUIDANCE

For the fourth quarter of 2016, the Company expects revenues of $88 million to $92 million and Adjusted EBITDA of $15 million to $18 million. For the full year 2016, the Company expects revenues of $394 million to $398 million and Adjusted EBITDA of $84 million to $87 million. (Please see reconciliation to GAAP measures at the end of this news release.)

CONFERENCE CALL

Civeo will host a conference call to discuss its third quarter 2016 financial results today at 11:00 a.m. Eastern time. This call will be webcast and can be accessed at Civeo's website at www.civeo.com. Participants may also join the conference call by dialing (877) 709-8150 in the United States or (201) 689-8354 internationally and asking for the Civeo call. A replay will be available after the call by dialing (877) 660-6853 in the United States or (201) 612-7415 internationally and entering the passcode 13648282#.

ABOUT CIVEO

Civeo Corporation is a leading provider of workforce accommodations with prominent market positions in the Canadian oil sands and the Australian natural resource regions. Civeo offers comprehensive solutions for housing hundreds or thousands of workers with its long-term and temporary accommodations solutions and provides catering, facility management, water systems and logistics services. Civeo currently owns a total of 19 lodges and villages in operation in Canada and Australia, with an aggregate of more than 23,000 rooms. Civeo is publicly traded under the symbol CVEO on the New York Stock Exchange. For more information, please visit Civeo's website at www.civeo.com.

FORWARD LOOKING STATEMENTS

This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements included herein are based on then current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the accommodations industry, risks associated with the level of supply and demand for oil, coal, natural gas, iron ore and other minerals, including the level of activity and developments in the Canadian oil sands, the level of demand for coal and other natural resources from Australia, and fluctuations in the current and future prices of oil, coal, natural gas, iron ore and other minerals, risks associated with currency exchange rates, risks associated with the Company’s migration to Canada, including, among other things, risks associated with changes in tax laws or their interpretations, risks associated with the development of new projects, including whether such projects will continue in the future, and other factors discussed in the Company’s annual report on Form 10-K for the year ended December 31, 2015, and other reports the Company may file from time to time with the U.S. Securities and Exchange Commission. Each forward-looking statement contained in this news release speaks only as of the date of this release. Except as required by law, the Company expressly disclaims any intention or obligation to revise or update any forward-looking statements whether as a result of new information, future events or otherwise.

Financial Schedules Follow

CIVEO CORPORATION

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2016	2015	2016	2015

Revenues	$104,238	$106,544	$306,309	$420,678

Costs and expenses:
Cost of sales and services	67,964	69,751	198,493	262,086
Selling, general and administrative expenses	13,644	16,691	42,056	51,796
Depreciation and amortization expense	33,721	36,172	100,444	121,159
Impairment expense	37,729	110,715	46,129	122,926
Other operating expense	138	(3,945)	356	(5,188)
	153,196	229,384	387,478	552,779
Operating loss	(48,958)	(122,840)	(81,169)	(132,101)

Interest expense to third-parties, net of capitalized interest	(6,072)	(6,022)	(16,941)	(17,879)
Loss on extinguishment of debt	-	(1,474)	(302)	(1,474)
Interest income	26	160	140	1,969
Other income	1,338	261	1,058	1,825
Loss before income taxes	(53,666)	(129,915)	(97,214)	(147,660)
Income tax benefit	11,697	22,745	17,217	27,451
Net loss	(41,969)	(107,170)	(79,997)	(120,209)
Less: Net income attributable to noncontrolling interest	162	515	442	953
Net loss attributable to Civeo Corporation	$(42,131)	$(107,685)	$(80,439)	$(121,162)

Net loss per share attributable to Civeo Corporation common stockholders:
Basic	$(0.39)	$(1.01)	$(0.75)	$(1.14)
Diluted	$(0.39)	$(1.01)	$(0.75)	$(1.14)

Weighted average number of common shares outstanding:
Basic	107,118	106,661	106,989	106,583
Diluted	107,118	106,661	106,989	106,583

CIVEO CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands)

	SEPTEMBER 30, 2016	DECEMBER 31, 2015
	(UNAUDITED)
Current assets:
Cash and cash equivalents	$2,530	$7,837
Accounts receivable, net	68,478	61,467
Inventories	3,564	5,631
Prepaid expenses and other current assets	15,821	15,024
Total current assets	90,393	89,959

Property, plant and equipment, net	844,801	931,914
Other intangible assets, net	31,503	35,309
Other noncurrent assets	11,354	9,347
Total assets	$978,051	$1,066,529

Current liabilities:
Accounts payable	$27,755	$24,609
Accrued liabilities	16,161	14,834
Income taxes	56	1,104
Current portion of long-term debt	15,819	17,461
Deferred revenue	10,265	7,747
Other current liabilities	212	493
Total current liabilities	70,268	66,248

Long-term debt to third-parties	358,045	379,416
Deferred income taxes	2,582	25,391
Other noncurrent liabilities	32,402	31,704
Total liabilities	463,297	502,759

Shareholders' equity:
Common shares	-	-
Additional paid-in capital	1,310,465	1,305,930
Accumulated deficit	(456,815)	(376,376)
Treasury stock	(65)	-
Accumulated other comprehensive loss	(339,799)	(366,309)
Total Civeo Corporation shareholders' equity	513,786	563,245
Noncontrolling interest	968	525
Total shareholders' equity	514,754	563,770
Total liabilities and shareholders' equity	$978,051	$1,066,529

CIVEO CORPORATION

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	NINE MONTHS ENDED SEPTEMBER 30,
	2016	2015

Cash flows from operating activities:
Net loss	$(79,997)	$(120,209)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	100,444	121,159
Impairment charges	46,129	122,926
Inventory write-down	850	1,015
Loss on extinguishment of debt	302	1,474
Deferred income tax benefit	(25,239)	(34,200)
Non-cash compensation charge	4,535	3,467
Losses (gains) on disposals of assets	259	(800)
Provision (benefit) for loss on receivables, net of recoveries	(74)	1,081
Other, net	2,546	1,032
Changes in operating assets and liabilities:
Accounts receivable	(2,920)	79,763
Inventories	1,484	5,556
Accounts payable and accrued liabilities	2,701	(5,094)
Taxes payable	4,832	1,652
Other current assets and liabilities, net	(7,062)	(3,889)
Net cash flows provided by operating activities	48,790	174,933

Cash flows from investing activities:
Capital expenditures, including capitalized interest	(15,246)	(43,701)
Proceeds from disposition of property, plant and equipment	4,465	2,255
Other, net	(761)	-
Net cash flows used in investing activities	(11,542)	(41,446)

Cash flows from financing activities:
Proceeds from issuance of common stock	-	500
Term loan borrowings	-	325,000
Term loan repayments	(37,107)	(725,000)
Revolver borrowings (repayments), net	(6,616)	56,708
Debt issuance costs	(2,037)	(4,555)
Net cash flows used in financing activities	(45,760)	(347,347)

Effect of exchange rate changes on cash	3,205	(36,819)
Net change in cash and cash equivalents	(5,307)	(250,679)

Cash and cash equivalents, beginning of period	7,837	263,314

Cash and cash equivalents, end of period	$2,530	$12,635

CIVEO CORPORATION

SEGMENT DATA

(in thousands)

(unaudited)

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2016	2015	2016	2015
Revenues
Canada	$73,539	$71,500	$216,168	$278,472
Australia	27,679	29,177	80,694	109,304
United States	3,020	5,867	9,447	32,902
Total revenues	$104,238	$106,544	$306,309	$420,678

EBITDA (1)
Canada	$(19,841)	$(47,218)	$17,950	$14,685
Australia	10,992	(12,505)	32,781	18,128
United States	(1,343)	(21,477)	(15,244)	(23,187)
Corporate and eliminations	(3,869)	(5,722)	(15,596)	(19,696)
Total EBITDA	$(14,061)	$(86,922)	$19,891	$(10,070)

Adjusted EBITDA (1)
Canada	$19,595	$19,463	$57,627	$81,524
Australia	10,992	11,731	32,801	51,976
United States	(1,343)	(977)	(6,844)	1,066
Corporate and eliminations	(3,869)	(4,900)	(14,586)	(15,568)
Total adjusted EBITDA	$25,375	$25,317	$68,998	$118,998

Operating income (loss)
Canada	$(44,742)	$(70,909)	$(53,758)	$(62,609)
Australia	(1,918)	(25,995)	(4,454)	(24,150)
United States	(3,271)	(24,916)	(20,662)	(33,611)
Corporate and eliminations	973	(1,020)	(2,295)	(11,731)
Total operating loss	$(48,958)	$(122,840)	$(81,169)	$(132,101)

(1) Please see Non-GAAP Reconciliation Schedule.

CIVEO CORPORATION

NON-GAAP RECONCILIATIONS

(in thousands)

(unaudited)

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2016	2015	2016	2015

EBITDA (1)	$(14,061)	$(86,922)	$19,891	$(10,070)
Adjusted EBITDA (1)	$25,375	$25,317	$68,998	$118,998
Free Cash Flow (2)	$10,669	$61,455	$38,009	$133,487

(1) The term EBITDA is defined as net income plus interest, taxes, depreciation and amortization. The term Adjusted EBITDA is defined as EBITDA adjusted to exclude impairment charges and certain other costs such as those incurred associated with the Company's redomiciliation. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. The Company has included EBITDA and Adjusted EBITDA as supplemental disclosures because its management believes that EBITDA and Adjusted EBITDA provides useful information regarding our ability to service debt and to fund capital expenditures and provides investors a helpful measure for comparing its operating performance with the performance of other companies that have different financing and capital structures or tax rates. The Company uses EBITDA and Adjusted EBITDA to compare and to monitor the performance of its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under its annual incentive compensation plan.

The following table sets forth a reconciliation of EBITDA and Adjusted EBITDA to net income, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in thousands) (unaudited):

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2016	2015	2016	2015

Net loss	$(42,131)	$(107,685)	$(80,439)	$(121,162)
Income tax provision (benefit)	(11,697)	(22,745)	(17,217)	(27,451)
Depreciation and amortization	33,721	36,172	100,444	121,159
Interest income	(26)	(160)	(140)	(1,969)
Loss on extinguishment of debt	-	1,474	302	1,474
Interest expense	6,072	6,022	16,941	17,879
EBITDA	$(14,061)	$(86,922)	$19,891	$(10,070)
Adjustments to EBITDA
Impairment of intangible asset (a)	-	2,460	-	2,460
Impairment of assets (b)	38,579	65,061	46,979	74,534
Impairment of goodwill (c)	-	43,194	-	43,194
Migration costs (d)	-	1,524	1,271	5,127
Loss on assets held for sale (e)	-	-	-	3,753
Severance (f)	857	-	857	-
Adjusted EBITDA	$25,375	$25,317	$68,998	$118,998

(a) Relates to the 2015 impairment of an intangible asset in the U.S. The U.S. intangible impairment resulted from an assessment of the carrying value of our long-lived assets, which evaluation included amortizable intangible assets. The $2.5 million impairment ($1.6 million after-tax, or $0.01 per diluted share), which is related to our U.S. segment, is included in Impairment expense on the unaudited statements of operations.

(b) 2016 relates to the impairment of assets in Canada and the United States. During the third quarter 2016, we recorded a pre-tax loss of $38.6 million ($28.2 million after-tax, or $0.26 per diluted share), of which $0.9 million is included in Cost of sales and $37.7 million is included in Impairment expense on the unaudited statements of operations. During the first quarter 2016, we recorded a pre-tax loss of $8.4 million ($8.4 million after-tax, or $0.08 per diluted share), which is included in Impairment expense on the unaudited statements of operations. 2015 relates to the impairment of certain fixed assets which carrying value we have determined to not to be recoverable. The $65.1 million impairment ($45.3 million after-tax, or $0.43 per diluted share) for the quarter ended September 30, 2015 and the $74.5 million impairment ($54.4 million after-tax, or $0.51 per diluted share) for the nine months ended September 30, 2015 is included in Impairment expense on the unaudited statements of operations.

(c) Relates to the impairment of goodwill. The $43.2 million impairment ($43.2 million after-tax, or $0.40 per diluted share), which is related to our Canadian segment, is included in Impairment expense on the unaudited statements of operations.

(d) Relates to costs incurred associated with the Company's redomiciliation to Canada. For 2016, the $1.3 million in costs ($1.2 million after-tax, or $0.01 per diluted share), which are primarily corporate in nature, are included in Selling, general and administrative costs on the unaudited statements of operations. For 2015, the $1.5 million and $5.1 million in costs ($1.0 million and $3.4 million, respectively, after-tax, or $0.01 and $0.04, respectively, per diluted share, respectively), which are primarily corporate in nature, are included in Selling, general and administrative costs on the unaudited statements of operations.

(e) Relates to the first quarter 2015 decision to close a manufacturing facility in the United States. As a result, the related assets were written down to their estimated sales proceeds, less costs to sell. We recorded a pre-tax loss of $3.8 million ($2.4 million after-tax, or $0.02 per diluted share), of which $1.1 million is included in Cost of sales and services and $2.7 million is included in Impairment expense on the statements of operations.

(f) Relates to severance costs associated with the termination of executives. The $0.9 million expense ($0.6 million after-tax, or $0.01 per diluted share), which is related to our Canadian segment, is included in Selling, general and administrative expenses on the unaudited statements of operations.

(2) The term Free Cash Flow is defined as net cash flows provided by operating activities less capital expenditures plus proceeds from asset sales. Free Cash Flow is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, Free Cash Flow may not be comparable to other similarly titled measures of other companies. The Company has included Free Cash Flow as a supplemental disclosure because its management believes that Free Cash Flow provides useful information regarding the cash flow generating ability of its business relative to its capital expenditure and debt service obligations. The Company uses Free Cash Flow to compare and to understand, manage, make operating decisions and evaluate its business. It is also used as a benchmark for the award of incentive compensation under its Free Cash Flow plan.

The following table sets forth a reconciliation of Free Cash Flow to Net Cash Flows Provided by Operating Activities, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in thousands) (unaudited):

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2016	2015	2016	2015

Net Cash Flows Provided by Operating Activities	$13,662	$80,643	$48,790	$174,933
Capital expenditures, including capitalized interest	(5,353)	(19,599)	(15,246)	(43,701)
Proceeds from disposition of property, plant and equipment	2,360	411	4,465	2,255
Free Cash Flow	$10,669	$61,455	$38,009	$133,487

CIVEO CORPORATION

NON-GAAP RECONCILIATIONS - GUIDANCE

(in millions)

(unaudited)

	THREE MONTHS ENDING DECEMBER 31, 2016		YEAR ENDING DECEMBER 31, 2016
EBITDA Range (1)	$15.0	$18.0	$34.8	$37.8
Adjusted EBITDA Range (1)	$15.0	$18.0	$84.0	$87.0

(1) The following table sets forth a reconciliation of estimated EBITDA and Adjusted EBITDA to estimated net income (loss), which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in millions) (unaudited):

	THREE MONTHS ENDING DECEMBER 31, 2016		YEAR ENDING DECEMBER 31, 2016
	(estimated)		(estimated)

Net loss	$(22.6)	$(18.6)	$(102.6)	$(98.6)
Income tax benefit	(1.0)	(2.0)	(18.2)	(19.2)
Depreciation and amortization	33.0	33.0	133.0	133.0
Interest income	-	-	(0.2)	(0.2)
Loss on extinguishment of debt	-	-	0.3	0.3
Interest expense	5.6	5.6	22.5	22.5
EBITDA	$15.0	$18.0	$34.8	$37.8
Adjustments to EBITDA
Migration costs (a)			1.3	1.3
Impairment of fixed assets (b)			47.0	47.0
Severance costs (c)			0.9	0.9
Adjusted EBITDA	$15.0	$18.0	$84.0	$87.0

(a) Relates to costs incurred associated with the Company's redomiciliation to Canada. The $1.3 million in costs ($1.2 million, after-tax), which are primarily corporate in nature, are included in Selling, general and administrative costs on the unaudited statements of operations.

(b) 2016 relates to the impairment of assets in Canada and the United States. During the third quarter 2016, we recorded a pre-tax loss of $38.6 million ($28.2 million after-tax, or $0.26 per diluted share), of which $0.9 million is included in Cost of sales and $37.7 million is included in Impairment expense on the unaudited statements of operations. During the first quarter 2016, we recorded a pre-tax loss of $8.4 million ($8.4 million after-tax, or $0.08 per diluted share), which is included in Impairment expense on the unaudited statements of operations.

(c) Relates to severance costs associated with the termination of executives. The $0.9 million expense ($0.6 million after-tax, or $0.01 per diluted share), which is related to our Canadian segment, is included in Selling, general and administrative expenses on the unaudited statements of operations.

CIVEO CORPORATION

SUPPLEMENTAL QUARTERLY SEGMENT AND OPERATING DATA

(U.S. dollars in thousands, except for room counts and average daily rates)

(unaudited)

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2016	2015	2016	2015

Supplemental Operating Data - Canadian Segment
Revenues
Lodge revenues (1)	$61,712	$55,708	$182,899	$213,896
Mobile, open camp and product revenues	11,827	15,792	33,269	64,576
Total Canadian revenues	$73,539	$71,500	$216,168	$278,472

Average available lodge rooms (2)	14,670	13,433	14,647	13,294

Rentable rooms (3)	10,588	9,445	10,199	10,125

Average daily rates (4)	$100	$112	$106	$123

Occupancy in lodges (5)	64%	57%	62%	63%

Canadian dollar to U.S. dollar	$0.766	$0.764	$0.757	$0.795

Supplemental Operating Data - Australian Segment
Revenues
Village revenues (1)	$27,679	$29,177	$80,694	$109,304

Average available village rooms (2)	9,344	9,064	9,317	9,219

Rentable rooms (3)	8,675	8,824	8,700	8,955

Average daily rates (4)	$81	$71	$75	$76

Occupancy in villages (5)	43%	50%	45%	58%

Australian dollar to U.S. dollar	$0.758	$0.725	$0.742	$0.763

(1)     Includes revenue related to rooms as well as the fees associated with catering, laundry and other services including facilities management.

(2)     Average available rooms relate to Canadian lodges and Australian villages and includes rooms that are utilized for our personnel.

(3)     Rentable rooms relate to Canadian lodges and Australian villages and excludes rooms that are utilized for our personnel and out-of-service rooms.

(4)     Average daily rate is based on rentable rooms and lodge/village revenue.

(5)     Occupancy represents total billed days divided by rentable days. Rentable days excludes staff rooms and out-of-service rooms.

Contacts:

Frank C. Steininger

Civeo Corporation

Senior Vice President and Chief Financial Officer

713-510-2400

Marc Cunningham or

Jeffrey Spittel

FTI Consulting

713-353-5407